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                                                           SEC FILE NUMBER
                                                             001-11176
                                                             CUSIP NUMBER
                                                             400491 106

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K [X] Form 20-F [ ] Form 11-K [ ] Form 10-Q
             [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

For Period Ended:   December 31, 2004

             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended:______________________

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          Read Instruction before preparing form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herin.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Grupo Simec, S.A. de C.V.
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Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

Calzada Lazaro Cardenas #601
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Address of Principal Executive Office (Street and Number)

Guadalajara, Jalisco, Mexico 44440
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City, State and Zip Code

                                    PART II
                            RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following
[X] the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D, portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail why Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

      Grupo Simec, S.A. de C.V. hereby informs the Securities and Exchange Commission that it will be unable to file its Annual Report on Form 20-F for the year ended December 31, 2004, within the time period prescribed for such filing because the Company has been unable to timely gather all the financial information necessary for the Company to prepare its financial statements in accordance with U.S. generally accepted accounting principles.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Jose Flores Flores                    011-52          33-1057-5734
      -----------------------------------     -----------     ------------------
                 (Name)                       (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

      Yes [X] No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      Yes [ ] No [X]

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________

                            Grupo Simec, S.A. de C.V.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2005       By  /s/ Jose Flores Flores
                             ---------------------------------------------------
                                 Jose Flores Flores
                                 Chief Financial Officer